Exhibit No. (99)c

HALYARD HEALTH, INC.

INSTRUCTIONS TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM BENEFICIAL OWNER

With Respect to the Tender for Exchange of

Registered 6.25% Senior Notes due 2022

for Outstanding 6.25% Senior Notes due 2022

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2015, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the prospectus dated             , 2015 (the “Prospectus”) of Halyard Health, Inc., a Delaware corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Company’s offer to exchange (the “Exchange Offer”) the new 6.25% Senior Notes due 2022 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the outstanding unregistered 6.25% Senior Notes due 2022 (the “Old Notes”). For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

This will instruct you, the registered holder and/or participant in the book-entry transfer facility, which is The Depository Trust Company, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (insert amount): $          of the Company’s 6.25% Senior Notes due 2022.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	TO TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any, in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof): $ of the Old Notes.

☐	NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner of Old Notes, including the representations that (i) any New Notes to be received in exchange for the Tendered Notes will be acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the undersigned, (ii) neither the undersigned nor any other person receiving such New Notes has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) the undersigned is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company, (iv) if the undersigned is not a broker-dealer, the undersigned will not engage in, and does not intend to engage in, the distribution of the New Notes, and (v) if the undersigned is a broker-dealer, the undersigned is participating in the Exchange Offer for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, and the undersigned will deliver a prospectus in connection with any resale of the New Notes.

If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, the undersigned acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. However, by so acknowledging and so delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned acknowledges that the Exchange Offer is being made in reliance on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the “Commission”) set forth in several “no-action” letters issued to third parties and, based on such interpretations, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder that cannot make any of the representations and warranties contained in the Letter of Transmittal (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned “no-action” letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements. Failure to comply with such requirements may result in such holder incurring liability under the Securities Act for which the Company will not indemnify the holder. The undersigned further acknowledges that the Company has not sought or received its own “no-action” letter with respect to the Exchange Offer and the related transactions, and that there can be no assurance that the staff of the Commission would make a determination in the case of the Exchange Offer and such transactions that is similar to its determinations in the above-mentioned “no-action” letters. The undersigned further acknowledges that the Company may rely upon each of the foregoing representations and covenants for purposes of the Exchange Offer.

SIGN HERE
Name of Beneficial Owner(s):

Signature(s):

Name(s) (please print):

Address:

Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

Date: